LightPath Technologies, Inc. Announces

Third Quarter Fiscal 2005 Financial Results

For Immediate Release

(May 5, 2005) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM(R) glass products, high-performance fiber-optic collimators and isolators, today announced financial results for its fiscal 2005 third quarter and nine months ended March 31, 2005. Compared to the same periods in the prior year, sales increased by 57% to $3.07 million for the third fiscal quarter, and by 68% to $9.33 million for the nine-month period. This sales growth coupled with operating expense reductions are the primary drivers of reduced cash use and reduced reported losses. Our Disclosure Backlog, as defined in our Annual Report on Form 10-K for June 30, 2004, was $2.49 million at March 31, 2005, compared to $2.81million at the same date in the prior year and $2.98 million at December 31, 2004.

Financial Quick Reference

(In Millions, except for per share data)	Three Months Ended March 31,		Nine Months Ended March 31,
Unaudited	2005	2004	2005	2004
Total revenues	$3.07	$1.95	$9.33	$5.56
Total costs and expenses	$3.38	$3.02	$12.11	$9.99
Net loss	$(0.31)	$(1.07)	$(2.78)	$(4.43)
Net loss per share	$(0.09)	$(0.37)	$(0.85)	$(1.64)
Increase\(Decrease) in cash and cash equivalents	$(0.38)	$1.00	$(1.05)	$(0.42)

(In Millions)	March 31, 2005	December 31, 2004	June 30, 2004
Cash and cash equivalents	$1.48	$1.85	$2.53

Detailed comments about the third quarter of fiscal 2005: For the quarter ended March 31, 2005, the Company reported total revenues of $3.07 million compared to $1.95 million for the same quarter of the previous fiscal year, an increase of 57%. Net loss for the quarter was $0.31 million, or $0.09 per share. Our gross margin percentage in the third quarter is higher, at 26%, by nine points than in the comparable quarter in the prior year when it was about 17%. While we are seeing improved margins from better utilization of our manufacturing plant and from higher volumes of product sales, our efforts to improve margins remain a principal focus. SG&A expenses were reduced from $1.39 million last year to $0.83 million in this most recent quarter, largely due to reductions in amortization, compensation, legal and insurance costs. New product development expenses were essentially level at $0.22 million compared to last year's third quarter when it was $0.24 million, a result of slightly higher personnel costs offset by lower consumable material costs. A notable improvement in our statement of operations in the current quarter includes amortization expense for intangible assets of only $38 thousand compared to approximately $466 thousand in the same quarter of the prior year, as a result of a portion of identifiable intangibles becoming fully amortized in prior quarters. Remaining amortization amounts from our intangible assets that are subject to periodic amortization will be relatively modest at current quarter levels or lower.

Detailed comments about the nine months of fiscal 2005: For the nine months ended March 31, 2005, the Company reported total revenues of $9.33 million compared to $5.56 million for the same nine months of the previous fiscal year, an increase of 68%. Net loss for the nine months of fiscal 2005 was $2.78 million, or $0.85 per share, an improvement over the loss in last year's comparable first nine months of $4.43 million or $1.64 per share. Gross margin increased $0.82 million and the percent was slightly higher increasing to 21% from 20% in the comparable prior period. As previously reported in our second quarter press release, we incurred a materials scrap adjustment in the nine months of this fiscal year of $265,000 and a $69,000 charge in the comparable period of last year for an intellectual property dispute. While we have seen notable margin improvement in the past two and one-half years, through improving volumes that have increased plant utilization rates, we still have the challenge of improving our process yields to improve margins while sustaining our recent unit growth levels. SG&A expenses were reduced from $4.10 million last year to $3.29 million in this most recent nine months due to reductions in compensation, insurance, investor relations and legal costs. New Product Development expenses increased from $0.70 million last year to $0.75 million in the nine months of 2005. As our product volumes have increased we have found it necessary to add staff to our optical engineering group to better serve our higher volumes of business, which often require engineering input to the sales effort. Lastly, the Company settled a lawsuit for $70,000 in the nine months of 2005 that is included in the overall loss for the period.

Cash Status: For the quarter ended March 31, 2005, net cash declined by $0.38 million vs. an increase of $1.00 million in the same period of the prior year. Cash was bolstered in the prior year by both the sale of common stock (netting $1.89 million and a settlement of litigation, netting $0.61 million). As we have noted in prior reports, higher sales levels have generally reduced our use of cash from period to period and reduced our loss levels. Management's objective is to stay on a course of increasing sales with a continuing focus on managing costs to reach our goal of becoming self-sustaining by achieving cash flow breakeven from operations.

Comments: Ken Brizel, President and CEO of LightPath, stated "Our sales have remained at record levels since our restructuring began. We feel that we are making good progress on our sales line; our sales of $9.3 million for the nine months of fiscal 2005 already exceed the $8.3 million recorded for the twelve months of fiscal 2004. Our sales backlog was lower than we wanted due to continued weakness in our remaining communication market customers, which overshadowed the continued growth in industrial, medical and defense. This highlights the importance of our ongoing market diversification initiatives. In late March, at the SPIE Defense and Security trade show in Orlando, we announced our ability to mold long-wavelength infrared (LWIR) aspheric optics. This new product line called the Black Diamond TM enables high performance, cost-effective LWIR molded aspheric lenses. This reduces the number of lenses required for typical thermal imaging systems. These LWIR lenses are used in a variety of markets including, defense, industrial, commercial and automotive applications."

Additional information concerning the Company and its products can be found at the Company's website at www.lightpath.com.

Webcast Details:

LightPath will hold an audio webcast at 3:00 p.m. EST on May 5, 2005 to discuss details regarding the Company's performance for the quarter and nine months of fiscal year 2005. The session may be accessed at http://www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our website.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM (R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Rob Burrows, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements, that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)
	March 31,	June 30,
Assets	2005	2004
Current assets:
Cash and cash equivalents	$1,477,737	$2,531,029
Trade accounts receivable, net of allowance of $118,932
and $165,387, respectively	1,775,106	1,797,113
Inventories	1,727,431	1,457,027
Prepaid expenses and other assets	152,852	500,328
Total current assets	5,133,126	6,285,497
Property and equipment - net	1,580,893	2,343,783
Intangible assets - net	363,225	905,896
Other assets	65,215	145,913
Total assets	$7,142,459	$9,681,089
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$893,331	$656,263
Accrued liabilities	300,339	428,896
Accrued payroll and benefits	278,421	565,935
Restructuring reserve	-	-
Accrued severance and exit costs	3,404	41,276
Capital lease obligation, current portion	20,654	-
Total current liabilities	1,496,149	1,692,370
Capital lease obligation, excluding current portion	48,887	-
Stockholders' equity:
Common stock: Class A, $.01 par value, voting;	33,374	32,226
34,500,000 shares authorized; 3,337,363 and 3,222,549
shares issued and outstanding at March 31, 2005 and
June 30, 2004, respectively
Additional paid-in capital	191,426,528	190,986,547
Accumulated deficit	(185,612,307)	(182,831,197)
Unearned compensation	(250,172)	(198,857)
Total stockholders' equity	5,597,424	7,988,719
Total liabilities and stockholders' equity	$7,142,459	$9,681,089

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statement of Operations
(unaudited)
	Three months ended		Nine months ended
	March 31,		March 31,
	2005	2004	2005	2004
Product sales, net	$3,065,310	$1,951,118	$9,329,972	$5,558,896
Cost of sales	2,268,520	1,624,689	7,392,693	4,443,232
Gross margin	796,790	326,429	1,937,279	1,115,664
Operating expenses:
Selling, general and administrative	830,275	1,386,697	3,290,159	4,097,510
New product development	224,633	239,919	753,860	704,786
Amortization of intangibles	38,217	465,647	542,672	1,479,022
Loss (gain) on sales of assets	13,042	(6,450)	(10,499)	(115,106)
Reorganization and relocation expense	--	--	--	1,766
Total operating costs	1,106,167	2,085,813	4,576,191	6,167,978
Operating loss	(309,377)	(1,759,384)	(2,638,912)	(5,052,314)
Other income (expense)
Gain (loss) on settlement of litigation	--	790,000	(70,000)	790,000
Investment and other income (expense), net	3,394	(100,256)	(72,198)	(166,201)
Loss before cumulative effect of accounting change	(305,983)	(1,069,640)	(2,781,110)	(4,428,515)
Cumulative effect of accounting change	--	--	--	--
Net loss	$(305,983)	$(1,069,640)	$(2,781,110)	$(4,428,515)
Loss per share (basic and diluted)	$(0.09)	$(0.37)	$(0.85)	$(1.64)
Number of shares used in per share calculation	3,311,984	2,880,458	3,287,587	2,700,855